                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.    )

Filed by the Registrant       /x/

Filed by a Party other than the Registrant   / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           FIRST SECURITY CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                     (same)
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1)   Title of each class of securities to which transaction applies:  n/a
     2)   Aggregate number of securities to which transaction applies:  n/a
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1) n/a
     4)   Proposed maximum aggregate value of transaction:
                               __________________

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:                 n/a
     2)   Form, Schedule or Registration Statement No.:     n/a
     3)   Filing Party:                                     n/a
     4)   Date Filed:                                       n/a

                           FIRST SECURITY CORPORATION
                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH  84111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD MONDAY, APRIL 25, 1994 AT 3:00 P.M.

TO THE SHAREHOLDERS OF FIRST SECURITY CORPORATION:

     Pursuant to the Bylaws of First Security Corporation, we are pleased to invite you to the Annual Meeting of the Shareholders of the Company, which will be held in the Auditorium of the Utah Power & Light Company building located at 40 East First South Street, Salt Lake City, Utah on Monday, April 25, 1994, at 3:00 p.m. for the following purposes:

     1.   TO ELECT A BOARD OF DIRECTORS TO SERVE FOR THE ENSUING YEAR;

     2. TO CONSIDER AND VOTE ON THE PROPOSED INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER THE COMPANY'S COMPREHENSIVE MANAGEMENT INCENTIVE PLAN FROM THE CURRENT 3,937,500 SHARES TO 6,437,500 SHARES FOR USE AS INCENTIVE AWARDS UNDER THE PLAN AND THE PROPOSED CAP ON THE NUMBER OF SHARES THAT CAN BE AWARDED TO ANY SINGLE EMPLOYEE;

     3. TO TRANSACT SUCH OTHER BUSINESS AS MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The close of business on Monday, March 7, 1994, was fixed by the Board of Directors as the Record Date for the determination of the Shareholders entitled to notice of, and to vote at the 1994 Annual Meeting. In accordance with Delaware law, a list of the Company's Shareholders entitled to vote at the 1994 Annual Meeting will be available for examination at the offices of the Company, 2nd Floor, 79 South Main Street, Salt Lake City, Utah 84111, for ten business days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., and during the Annual Meeting.

     The Annual Meeting is expected to conclude before 4:30 p.m. so that a Board of Directors meeting can be held in the afternoon. We hope you will attend the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE IMMEDIATELY SIGN AND COMPLETE THE ENCLOSED PROXY DESIGNATION AND INSTRUCTION CARD ("PROXY") AND RETURN IT IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF A PROXY IS MAILED IN THE UNITED STATES. IF YOU OWN BOTH COMMON STOCK AND CUMULATIVE CONVERTIBLE PREFERRED STOCK, PLEASE SIGN AND RETURN BOTH PROXIES. IF A MAJORITY OF OUTSTANDING SHARES ARE NOT PRESENT AT THE MEETING EITHER IN PERSON OR BY PROXY, THE MEETING MUST BE ADJOURNED WITHOUT CONDUCTING BUSINESS, AND ADDITIONAL EXPENSE WILL BE INCURRED TO RESOLICIT THE SHAREHOLDERS FOR A NEW MEETING DATE.

     Sent to you with this Notice and the accompanying Proxy Statement is the Company's 1993 Annual Report to Shareholders, which contains the audited financial statements of the Company and certain other information about the Company and its operating results for 1993.


                                   BY ORDER OF THE BOARD OF DIRECTORS

Dated March 15, 1994
                                   /s/ ALONZO W. WATSON, JR.
                                   -------------------------
                                   ALONZO W. WATSON, JR.
                                   Secretary of the Company

                                     [Logo]


                                 PROXY STATEMENT

                                 March 15, 1994

                                TABLE OF CONTENTS
                                -----------------



                                                                                                                                Page
                                                                                                                                ----

GENERAL INFORMATION FOR SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
LAST YEAR'S (April 26, 1993) ANNUAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
MANAGEMENT OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Director Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Executive Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
COMPENSATION OF EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Compensation Committee Report on Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Summary of Compensation To Certain Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Stock Options and Similar Awards to Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     Retirement Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     Compensation Committee Interlocks and Insider Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     Credit Extensions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     Other Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     Severance Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
PROPOSALS FOR SHAREHOLDER ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     1.   Election of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

     2.   Proposed Increase in the Number of Shares Available Under the Company's Comprehensive ManagementIncentive Plan and
          Proposed Cap on Shares That May Be Awarded to Any Single Employee Under the Plan . . . . . . . . . . . . . . . . . . . .21
OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
DEADLINE FOR SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28


                      GENERAL INFORMATION FOR SHAREHOLDERS

     This Proxy Statement is furnished to its Shareholders by First Security Corporation, a Delaware corporation (hereinafter called the "Company"), in connection with the solicitation by the current Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held in the Auditorium of the Utah Power building at 40 East First South Street, Salt Lake City, Utah, on Monday, April 25, 1994 at 3:00 p.m., and at any and all adjournments thereof.

VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 7, 1994 as the RECORD DATE for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 48,388,707 shares of Common Stock and 13,274 shares of $3.15 Series "A" Cumulative Convertible Preferred Stock. The holders of record of the shares of the Company's Common Stock and of shares of the Company's Preferred Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

     As of August 28, 1989, the Company adopted a Shareholder Rights Agreement ("the Plan") and the Board of Directors of the Company on that date (a) declared a dividend of one "Right" for each share of Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right in respect of each share of Common Stock issued after September 8, 1989, and prior to the occurrence of certain events described in the Plan. Each Right entitles the registered holder to purchase from the Company a unit consisting of one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $44.44 per unit. The Rights are attached to all Common Stock certificates that were outstanding on September 8, 1989, or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until such separation, no Right may be exercised or traded separately from the Common Stock certificate to which it is attached. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by the Company in accordance with the terms of the Plan.


PROXIES

     A Proxy Designation and Instruction Form ("proxy") for your use in connection with the Annual Meeting is enclosed. IF you own BOTH Common Stock and Cumulative Convertible Preferred Stock, you should have received TWO proxies, and you are requested to date and sign BOTH of the enclosed proxies, and return them in the envelope provided.

     Shares of Preferred Stock and Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the Director nominees; FOR the proposed additional shares for the Comprehensive Management Incentive Plan and cap on shares that can be awarded to any single employee; and, in the discretion of the proxy holders, as to any other matters which may properly come before the Annual Meeting. A Shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Preferred Stock or Common Stock covered thereby in person at the Annual Meeting.

     ANY SHAREHOLDER SIGNING AND DELIVERING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE THE VOTE AT THE ANNUAL MEETING BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING PRIOR TO 3:00 P.M. M.S.T. ON APRIL 25, 1994, OR BY VOICING SUCH REVOCATION IN PERSON AT THE ANNUAL MEETING AT THE TIME VOTES ARE REQUESTED.

     If a Shareholder wishes to designate someone other than the designated persons named on the proxy card as his authorized agent to vote by proxy at the Annual Meeting, you may do so by crossing out the names of all of the designated persons printed on the proxy card and by writing in the name of another person or persons (not more than 2) to act as agent for the Shareholder in voting his shares. Such a special proxy designation signed by the Shareholder(s) must be presented at the Meeting by the person or persons you have designated on the card.

     For Shareholders participating in the Dividend Reinvestment Plan offered by the Company, the Plan will vote all shares of First Security Common Stock that it holds for a participant's account in accordance with the Proxy card returned by the participant with respect to the shares of Common Stock which the participant holds of record. If such proxy is not returned by the participant, the participant's shares held in the Plan will not be voted.

VOTE REQUIRED

     A majority of the share votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of Directors, the nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors. The proposed amendments to the Comprehensive Management Incentive Plan require that the number of votes cast in favor of the respective proposals exceeds the number of votes cast in opposition. Abstentions and broker non-votes will not affect the outcome of the proposals. Holders of shares of Preferred Stock and the Company's Common Stock are entitled to one vote at the Annual Meeting for each share held of record at the Record Date.

     The cost of preparing, assembling and mailing these proxy materials will be borne by the Company. The solicitation of proxies by the Directors is being made by mail, and may also be made by agents of the Company, in person, by telephone, or by mail. No additional compensation will be given to employees or Directors for such solicitation. Non-employee agents may be retained to assist in the proxy solicitation process at a cost to the Company, if any, not expected to exceed $15,000. Custodians of securities held for Shareholders of record (for example, banks, brokers, etc.) may be paid their reasonable out-of-pocket expenses incurred in forwarding proxy materials to Shareholders.

     This Proxy Statement and the enclosed form of proxy are being mailed to Shareholders beginning on March 21, 1994. Mailed together with this Proxy Statement is a copy of the Company's 1993 Annual Report to Shareholders. SHAREHOLDERS WHO DO NOT RECEIVE A COPY OF THE 1993 ANNUAL REPORT WITH THIS PROXY STATEMENT, OR WHO DESIRE EXTRA COPIES, SHOULD CONTACT THE COMPANY AT (801) 246-5048.

                   LAST YEAR'S (APRIL 26, 1993) ANNUAL MEETING

     The 1993 Annual Meeting of the Shareholders was held on April 26, 1993 in Salt Lake City, Utah. There were 31,273,236 shares of Common Stock and 8,680 shares of Preferred Stock represented at the 1993 Annual Meeting in person or by proxy, which shares constituted a legal quorum. Each of the nominees to the Board of Directors presented to the 1993 Annual Meeting was voted upon separately, and each was elected by the affirmative vote of more than 98% of the shares present and voting. The proposal to increase the number of authorized shares of common stock (par value $1.25) from 65,000,000 to 150,000,000 shares was also approved by the approximate vote of more than 87% of the shares present and voting.


                              INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche as the independent auditors to examine the accounts of the Company and its subsidiaries for the 1994 calendar year. This firm or a predecessor firm has audited the Company's accounts since at least 1940 and is one of the largest and best known firms of independent certified public accountants. Deloitte & Touche rotates its personnel assigned to First Security Corporation at least once every five years, with assignments beyond three years of supervising partners responsible for the First Security Corporation engagement reviewed and approved in advance by the Audit Committee. A member of the firm will be in attendance at the Annual Meeting to make a statement on behalf of the firm if he so desires and to answer appropriate questions, if any, from Shareholders.


                             PRINCIPAL SHAREHOLDERS

     The following TABLE 1 provides information with respect to any person known to the Company to be the beneficial owner (within the meaning of applicable governmental regulations) of five percent (5%) or more of any class of the Company's voting securities as of the Record Date:

                                     TABLE 1
                      PRINCIPAL SHAREHOLDERS OF THE COMPANY
                      -------------------------------------


                                                           Amount and Nature of                Percent
Name and Address                        Title of Class     Beneficial Ownership                of Class
- - - ---------------------------------------------------------------------------------------------------------------
First Security Bank of Utah,
N.A.                                    Common Stock       4,661,613 shares, (1) as            9.54%
Trust Group                                                Trustee of separate trust
79 South Main Street                                       accounts
Salt Lake City, UT  84111

(1) Of the 4,661,613 shares which the Trust Group of First Security Bank of Utah, N.A. holds in various fiduciary capacities, it has voting power over 4,466,574 shares ( 9.14% of the total outstanding shares) and no power to vote the remaining 195,039 shares.

                            MANAGEMENT OF THE COMPANY

BOARD OF DIRECTORS

     The business of the Company is managed under the direction of its Board of Directors. The Board has responsibility for establishing broad corporate policies, for the overall performance of the Company and for the election and compensation of officers of the Company. It is not, however, involved in managing the Company and its operating units on a day-to-day basis. The Board is kept advised of the Company's operations and results through regular written reports from, and discussions with, the Chairman, the President, the Chief Financial Officer and other executive officers of the Company.

     The Board of Directors meets regularly during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Executive officers responsible for significant operations or supervisory activities are frequently invited to meet with the Board of Directors to discuss their areas of responsibility.

     As disclosed to the Company, the Board of Directors as presently constituted (including any new nominees to be voted on at the 1994 Annual Meeting) beneficially own AS A GROUP 2,933,181.1 shares, or approximately 6% of the Company's outstanding Common Stock, including 584,865 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date, and including the 260,395 shares beneficially owned by the four
(4) Honorary Directors as a group.

     The Board of Directors held six (6) meetings during 1993. All Directors attended all of the meetings of the Board during the period they held office except Elder Haight and Mrs. Huntsman, who each attended 4 of the meetings, and Messrs. Ashton, Gardner, Hunter and Sorenson, who each attended five (5) of the meetings.

     The EXECUTIVE COMMITTEE of the Board of Directors exercises the powers of the Board in the management of the business and affairs of the Company between Board of Directors meetings or when the Board could not reasonably or timely be convened. The Executive Committee also serves as the Board's nominating committee for the election of Directors. The Executive Committee keeps regular minutes of its meetings and reports to the Board of Directors at the regular meetings of the Board. The Executive Committee met monthly during 1993.
Messrs. Eccles, Evans and Heiner attended all of the meetings, Messrs. Dee, Parker and Brady attended 11 of the meetings, and Mr. Beardall attended 8 of the meetings (following his election to the Executive Committee in 1993).

     Mr. Harold Steele retired from the Executive Committee in January 1993 after many years of dedicated and faithful service to the Shareholders in this important assignment.

     The AUDIT COMMITTEE of the Board, which met 4 times during 1993, reports to the Board of Directors with respect to various auditing and accounting matters, the scope of audit procedures, the performance of the internal auditors and examiners, and accounting and compliance practices of the Company. All members of the Audit Committee attended all of the scheduled meetings, except Mr. Ashton, who attended 3 out of the 4 meetings.

     The COMPENSATION COMMITTEE administers the various incentive award and equity plans of the Company on behalf of the Board of Directors. The Compensation Committee also determines compensation for the Executive Officers of the Company who serve on the Management Committee (Messrs. Eccles, Evans, King, McMurray, Nelson and Ulbrich). The Compensation Committee met twice during 1993. All members of the Committee attended both meetings, except Mr. Joklik, who attended only one of the meetings.

     HONORARY DIRECTORS are provided information about the Company on the same basis as regular Directors, and are invited to meetings of the Board of Directors, although Honorary Directors do not vote on any matter before the Board. Currently Val A. Browning, Ralph J.

Comstock, Dr. Chase N. Petersen, and James E. Phelps are serving as Honorary Directors of the Company. These persons beneficially owned 195,000 shares, 47,199 shares, 225 shares and 17,971 shares, respectively of the Company's Common Stock at year end 1993.

DIRECTOR COMPENSATION

     During 1993, a cash retainer of $12,000 was paid to each Director, as well as a $1,000 fee for attendance at each meeting of the Board of Directors (or a fee of $300.00 for each scheduled meeting not attended). Director compensation is paid in four quarterly installments in arrears to those Directors who do not defer their compensation, as described below, but the full amount of the retainer is paid in advance at the start of the year for those Directors who defer their compensation as described below. Messrs. Eccles and Evans do not receive the annual retainer, but they are paid the per meeting fees. The Bylaws permit payment of Directors' expenses incurred in travelling to and attending Board of Directors meetings.

     Directors of the Company who are not Executive Officers may enter into a compensation deferral agreement with the Company whereby the payment of retainers and fees otherwise receivable by a Director for service as a Director may be deferred and held in an account for the benefit of the Director. The Director may choose whether this deferred compensation will be invested in "stock equivalency units" or earn interest at a predetermined rate. A Director selecting "stock equivalency units" will be credited with that number of stock equivalency units equal to the result of dividing the total amount of deferred compensation in the Director's account on the Annual Evaluation Date (usually May 1) by the market price of the Company's common stock on that date.
Moreover, additions are made to the Director's account to represent the value of dividends that otherwise would be paid on the stock equivalent units if they were actual shares of common stock. A Director electing to earn interest only will have interest added annually on the Valuation Date at a rate equal to the Company's cost of funds for the applicable period. Directors may choose a lump sum cash distribution upon retirement from the Board of Directors or a periodic distribution program which could involve up to ten annual cash payment installments. Amounts remaining in a Director's deferral account during any term of periodic distributions will continue to be revalued annually.

     Additional per meeting fees of $1,000 were paid in 1993 to Directors who were members of the Audit Committee and the Compensation Committee, with the Chairmen of these committees being paid an annual retainer of $2,000 in addition to the per meeting fees. Directors who were members of the Executive Committee and who are not Executive Officers of the Company were paid an additional fee of $15,000 annually. Committee members who do not attend a meeting will get no compensation for the missed committee meeting. These additional fees for Directors' committee service may be deferred in the same manner (discussed above) as are regular Directors' fees.

     Honorary Directors are paid $1,000 per Board of Directors' Meeting that they attend and $300 per Directors' Meeting not attended.


EXECUTIVE OFFICERS

     Set forth on TABLE 2, below, are the names, ages, responsibilities and beneficial stock ownership (as of December 31, 1993) of all Executive Officers holding office as of the Record Date except Messrs. Eccles (Chairman and Chief Executive Officer) and Evans (President and Chief Operating Officer), whose biographical and share ownership information is found with the other Director nominees later in this Proxy Statement. Executive Officers serve at the pleasure of the Board of Directors, although as disclosed later in this Proxy Statement, certain Executive Officers have entered into agreements governing the termination of their employment with the Company.

                                     TABLE 2
                EXECUTIVE OFFICERS OF FIRST SECURITY CORPORATION


JAY S. BACHMAN, 44, is Senior Vice President and Treasurer. At year end 1993, Mr. Bachman was the beneficial owner of 4,374 shares of Common Stock, including 2,258 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 1,040 shares held in his account in the Company's Incentive Savings Plan (1).

C. THOMAS COOK, 54, is Senior Vice President and Chief Information Officer of the Company. Prior to joining the Company, he was Senior Vice President and Director of Information Systems at Security Pacific Bank-Washington between October 1984 and October 1992. At year end 1993, Mr. Cook was the beneficial owner of 1,747 shares of Common Stock, including 1,744 shares under options exercisable within 60 days of the Record Date, but not yet exercised, and 3 shares held in his account in the Company's Incentive Savings Plan.

BRAD D. HARDY, 40, is Assistant Secretary of the Company and is a Director of Ray, Quinney & Nebeker (law firm). At year end 1993, Mr. Hardy beneficially owned no shares of Common Stock, and he acquired 200 shares in February 1994.

T. EUGENE KING, 60, is an Executive Vice President of the Company and is also Chairman, President and Chief Executive Officer of First Security Service Company, Chairman of First Security Information Technologies, Inc., and is a member of the Company's Management Committee. At year end 1993, he was the beneficial owner of 93,119.5 shares of Common Stock, including 78,601.5 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 4,518 shares held in his account in the Company's Incentive Savings Plan. This amount is approximately 0.19% of the total outstanding shares of Common Stock at the Record Date.

KELLY K. MATTHEWS, 49, is Senior Vice President (Economist). At year end 1993, Mr. Matthews was the beneficial owner of 35,626 shares of Common Stock, including 25,847 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 3,198 shares held in his account in the Company's Incentive Savings Plan.

J. PATRICK MCMURRAY, 45, is an Executive Vice President of the Company, and also serves as Chairman, President and Chief Executive Officer of First Security Bank of Idaho, as Chairman of First Security Bank of Nevada, and as a member of the Company's Management Committee. At year end 1993, he was the beneficial owner of 83,977 shares of Common Stock, including 72,842 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 6,378 shares held in his account in the Company's Incentive Savings Plan. This amount is approximately 0.17% of the total outstanding shares of Common Stock at the Record Date.

L. SCOTT NELSON, 55, is an Executive Vice President of the Company, and also serves as Chairman, President and Chief Executive Officer of First Security Bank of Utah, Chairman of First Security Bank of New Mexico, and as a member of the Company's Management Committee. At year end 1993, he was the beneficial owner of 149,525.5 shares of Common Stock including certain shares held by Mr. Nelson's spouse in her own name, and including 140,638.5 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 3,074 shares held in his account in the Company's Incentive Savings Plan. This amount is approximately 0.30% of the total outstanding shares of Common Stock at the Record Date.

LESLIE F. PASKETT, 49, is Senior Vice President and Tax Officer. At year end 1993, he was the beneficial owner of 24,229.5 shares of Common Stock, including 16,851.50 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 6,335 shares held in his account in the Company's Incentive Savings Plan.

DENNIS G. REEVES, 54, was elected a Senior Vice President and Chief Auditor of the Company in 1993. He previously was a Vice President and accounting manager in the Comptroller's Division of the Company. At year end 1993, Mr. Reeves was the beneficial owner of 335 shares of Common Stock, including no option shares exercisable within 60 days of the Record Date, but not yet exercised, and 235 shares held in his account in the Company's Incentive Savings Plan.

SCOTT C. ULBRICH, 39, is an Executive Vice President and Chief Financial Officer of the Company, and is a member of the Company's Management Committee. At year end 1993, he was the beneficial owner of 27,540.5 shares of Common Stock, including 25,707.50 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 417 shares held in his account in the Company's Incentive Savings Plan.

GARY R. VANCE, 58, is Senior Vice President and Comptroller. At year end 1993, he was the beneficial owner of 28,689.50 shares of Common Stock, including 24,462.50 options shares exercisable within 60 days of the Record Date, but not yet exercised, and 3,322 shares held in his account in the Company's Incentive Savings Plan.

ALONZO W. WATSON, JR., 71, is Secretary of the Company, and is a Director of Ray, Quinney & Nebeker (law firm). At year end 1993, he was the beneficial owner of 1,450 shares of Common Stock, which does not include 62,630.061 shares as to which Mr. Watson holds voting and investment power as Personal Representative of the Estate of Mrs. George S. Eccles and of the Estate of George S. Eccles; does not include 1,044,092 shares held by the George S. and Dolores Dore Eccles Foundation, of which Mr. Watson is an officer; or 60,750 shares held by the Marriner S. Eccles Charitable Trust, of which Mr. Watson is a Director; but does include certain shares held by Mr. Watson's spouse in her own name.

     ---------------
     (1) These shares are beneficially owned under applicable legal definition, but are not voted by the officer. These shares are voted by the Plan Trustee, First Security Bank of Utah, N.A.

DAVID R. WILSON, 54, is Executive Vice President and Manager of the Capital Markets Department of the Company. At year end 1993, he was the beneficial owner of 24,277.5 shares of Common Stock including 21,647.50 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 1,622 shares held in his account in the Company's Incentive Savings Plan.


     Based on their disclosed share holdings at December 31, 1993, all of the Company's Executive Officers as a group for 15 persons (including Messrs. Eccles and Evans, whose stockholdings are described in the Election of Directors section, below), beneficially owned a total of 2,394,931.85 shares, or approximately 4.9%, of the Company's Common Stock (including 995,465 shares subject to unexercised options exercisable within 60 days of the Record Date), 55,632 shares held in accounts in the Company's Incentive Savings Plan, and 63 shares, or approximately 0.47%, of the Company's Preferred Stock, all percentages calculated as of the Record Date.



                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION TO CERTAIN EXECUTIVE OFFICERS

     Set out in TABLE 3, below, is a Summary Compensation Table showing the various elements of compensation paid during 1993 and during the previous two years to the Company's Chief Executive Officer and to the next four highest paid Executive Officers (determined by compensation levels during 1993):

                                     TABLE 3
                           SUMMARY COMPENSATION TABLE


                                                  ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                                                                        AWARDS
- - - -----------------------------------------------------------------------------------------------------------------------------

         NAME                                                                 RESTRICTED                    All Other
         AND                                                                    STOCK        Options/       Compens-
       PRINCIPLE                                 SALARY (1)     BONUS (2)      AWARD(S)       SARs (3)       ation (4)
       POSITION                    YEAR              ($)            ($)           (#)          ($)             ($)
- - - -----------------------------------------------------------------------------------------------------------------------------

SPENCER F. ECCLES, Chairman        1993           467,450        280,404           -0-         59,648         20,794
and Chief Executive Officer        1992           431,222        318,306           -0-         50,176         18,236
of the Company                     1991           416,149        238,389           -0-         97,875         17,244


MORGAN J. EVANS, President         1993           296,736        162,445           -0-         32,000         12,715
and Chief Operating Officer        1992           260,509        178,665           -0-         26,944         12,403
of the Company                     1991           242,409        120,713           -0-         44,730         10,025


L. SCOTT NELSON,                   1993           248,641        145,604           -0-         27,136         10,110
Executive Vice President of the    1992           245,702        136,814           -0-         31,248         10,085
Company and Chairman,              1991           236,525        142,288           -0-         35,955         10,252
President and Chief Executive
Officer of
First Security Bank of Utah


J. PATRICK MCMURRAY,               1993           209,951        105,607           -0-         23,616         7,576
Executive Vice President of the    1992           199,027        117,966           -0-         11,648         7,398
Company and Chairman,              1991           175,064        103,250           -0-         28,845         6,767
President and Chief Executive
Officer of
First Security Bank of Idaho


T. Eugene King,                    1993           177,055        97,456            -0-         13,888        10,079
Executive Vice President of the    1992           173,682       104,590            -0-         10,112         9,760
Company and Chairman,              1991           158,463        80,004            -0-         22,770         9,848
President
and Chief Executive Officer of
First Security Service Company


(1)  Includes Director's Fees, if applicable.

(2) Bonuses are listed in the year earned and normally accrued, although such bonuses may be paid in the following year. Stock bonuses are valued at the market value on the date of receipt.

(3)  First Security Corporation has never issued SARs.

(4) Amounts shown include premiums paid on insurance policies and contributions by the Company to the account of each of the named Executive Officers in the First Security Incentive Savings Plan, a 401(k) plan open to all full time employees of the Company. The named Executive Officers were allowed to contribute up to 6% of their salary to this plan not exceeding the IRS limitation ($8,994 in 1993) and the Company contributed a matching amount equal to half of the Executive Officer's contribution. The amounts accumulating in the accounts under this plan are invested as directed by the Executive Officer in one of several investment choices, including a fund which invests
     solely in shares of the Company's common stock.   After 5 years of
     service, a participant is vested in the employer contributions in his account in this plan.


STOCK OPTIONS AND SIMILAR AWARDS TO MANAGEMENT.

     Table 9, found later in this Proxy Statement, shows the options that have been granted and the value thereof for the Executive Officers listed in Table 3 and for all Executive Officers as a group during the history of the CMIP Plan. The following two tables provide information concerning the stock options and similar awards provided to the Executive Officers listed in

Table 3 during 1993 (TABLE 4) and exercises of options and similar awards by these Executive Officers during 1993 (TABLE 5):

                                     TABLE 4
             OPTION GRANTS TO CERTAIN EXECUTIVE OFFICERS DURING 1993



                                                          INDIVIDUAL GRANTS
- - - ----------------------------------------------------------------------------------------------------------------------------

                                                    % OF
                                                     TOTAL                                                    BLACK-
                                                  OPTIONS/SARS                                                SHOLES
                              OPTIONS/SARS         GRANTED TO         EXERCISE OR                             METHOD
                                 GRANTED          ALL EMPLOYEES       BASE PRICE          EXPIRATION          GRANT
NAME                             (#) (1)          IN FISCAL YEAR      ($/SH) (2)             DATE             DATE VALUE (3)
- - - ----------------------------------------------------------------------------------------------------------------------------


Spencer F. Eccles             59,648              14.8%               24.625              11/20/2003          415,747
Morgan J. Evans               32,000               8.0%               24.625              11/20/2003          223,040
L. Scott Nelson               27,136               6.8%               24.625              11/20/2003          189,138
J. Patrick McMurray           23,616               5.9%               24.625              11/20/2003          164,604
T. Eugene King                13,888               3.5%               24.625              11/20/2003           96,799


(1) First Security Corporation has never issued SARs. Options granted in 1993 vest in four (4) equal installments on January 15 of 1995, 1996, 1997 and 1998.

(2) The 1993 grants of options were awarded by the Compensation Committee on November 20, 1993. The exercise price is the average of the NASDAQ National Market System "bid" and "asked" price quotations for First Security Corporation Common Stock on the last business day prior to that date.

(3) The Black-Scholes Model assumes: (a) stock volatility of 0.242; (b) a risk-free interest rate of 5.80%; (c) a dividend rate of 3.60%; (d) a full 10-year term; and (e) no discount for risk of forfeiture or restrictions on transferability.

                                     TABLE 5
           OPTION EXERCISES BY CERTAIN EXECUTIVE OFFICERS DURING 1993
                           AND YEAR-END OPTION VALUES


                                                             UNEXERCISED SHARE OPTIONS          VALUE OF UNEXERCISED
                                                                                              IN-THE-MONEY SHARE OPTIONS
                                                            ----------------------------    -------------------------------

                         SHARES
                         ACQUIRED         VALUE
NAME                     ON EXERCISE     REALIZED           EXERCISABLE    UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
- - - ---------------------------------------------------------------------------------------------------------------------------
Spencer F. Eccles             0          $      0            429,894        109,824           $5,744,350        $ 94,560
- - - ---------------------------------------------------------------------------------------------------------------------------
Morgan J. Evans          10,000           172,361            135,691         58,944            1,722,479          50,736
- - - ---------------------------------------------------------------------------------------------------------------------------
L. Scott Nelson           7,100           116,558            135,327         48,384            1,781,516          42,624
- - - ---------------------------------------------------------------------------------------------------------------------------
J. Patrick McMurray      33,066           449,975             69,930         35,264              940,645          35,384
- - - ---------------------------------------------------------------------------------------------------------------------------
T. Eugene King           10,000           171,111             76,074         24,000              946,790          21,624
- - - ---------------------------------------------------------------------------------------------------------------------------
        GRAND TOTAL      60,166          $910,006            846,915        276,416          $11,135,780        $244,928
- - - ---------------------------------------------------------------------------------------------------------------------------


     Stock options are awarded to key employees, including the named Executive Officers, upon recommendation of the Compensation Committee under the First Security Comprehensive Management Incentive Plan ("CMIP Plan"). Under this plan, the Company may grant key employees bonus shares of common stock, stock options, stock appreciation rights, and other equity-based incentive awards. This plan is geared to creating a unity of interest between management and the Shareholders in looking toward maximizing the share price of the Company's common stock. The grant of options and bonus shares is also a key element of the Company's compensation policy for its senior managers. (SEE "Report of the Compensation Committee", above.)

     Under the CMIP Plan, shares of "Restricted Stock" may be granted to employees of the Company and its subsidiaries, including the five (5) Executive Officers named in Table 3, above. Shares of Restricted Stock have been awarded to Executive Officers of the Company in the past under the CMIP Plan and its predecessor plans. As of December 31, 1993, Messrs.

Eccles, Evans, Nelson, McMurray and King held no shares of Restricted Stock. No shares of Restricted Stock were granted in 1993.


RETIREMENT BENEFITS.

     The Company provides a RETIREMENT PLAN to its employees, including to Executive Officers, that is funded by the Company. The Company also maintains an ERISA EXCESS PLAN which provides for payment to highly paid executive officers and their beneficiaries of that portion of otherwise payable benefits under the terms of the Retirement Plan which cannot be paid by the Retirement Plan because of benefit restrictions imposed on the Retirement Plan by Section 415 of the Internal Revenue Code. Executive Officers also have benefits available under a SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN which provides for the payment of a competitive level of retirement income to certain key managers in order to attract, retain and motivate qualified executive officers.

     TABLE 6, below, illustrates the estimated annual retirement benefits payable to the Executive Officers listed in TABLE 3, above, under ALL applicable retirement plans based on various assumptions of final compensation levels and service years upon which retirement benefits are based:

                                     TABLE 6
                               PENSION PLAN TABLE

Final                                                       24 or More
Average             15 Years            20 Years            Years
Earnings            of Service          of Service          of Service
- - - ----------------------------------------------------------------------

$150,000            $ 56,250            $ 75,000            $ 90,000
200,000               75,000             100,000             120,000
225,000               84,375             112,500             135,000
250,000               93,750             125,000             150,000
300,000              112,500             150,000             180,000
400,000              150,000             200,000             240,000
450,000              168,750             225,000             270,000
500,000              187,500             250,000             300,000
600,000              225,000             300,000             360,000
750,000              281,250             375,000             450,000



     The estimated retirement benefits shown in TABLE 6 are subject to reduction for Social Security payments received by the retiree and income from accumulated employer contributions to the Incentive Savings Plan. These benefits are computed on a joint survivor annuity basis.

     Compensation to Executive Officers for 1993 included in the earnings base for the purpose of calculating total retirement benefits as shown in TABLE 6 is equal to the three year final average salary including bonus. As of December 31, 1993, the credited years of service under all retirement plans for the Executive Officers named in TABLE 3 were 33 years for Mr. Eccles, 30 years for Mr. Evans, 25 years for Mr. Nelson, 22 years for Mr. McMurray, and 35 years for Mr. King.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists of five non-employee Directors. The Committee meets one or more times annually to review and determine matters pertaining to the compensation of the Executive Officers of the Company who are members of the Company's Management Committee, including the five (5) named officers in TABLE 3, above. In 1993, the Committee met on November 17 and passed resolutions affecting base salary and both short-term and long-term incentive compensation for these Executive Officers.

     TO THE SHAREHOLDERS OF FIRST SECURITY CORPORATION:

     The Compensation Committee annually reviews the elements of compensation for the Executive Officers of the Company who are members of the Company's Management Committee, and sets the level of compensation for these Executive Officers for the following year. The Committee is provided with detailed information and proposals from independent compensation consultants as well as from internal compensation specialists. The Committee's decisions are made within the context of a uniform structure and set of compensation principles which apply to all of the Company's Executive Officers, including those Executive Officers subject to the Committee's review.

     Chief among these principles is that First Security will provide total compensation opportunities that are competitive with those provided by comparable financial institutions and commensurate with First Security's overall performance. The three main elements of the compensation package are base salary, short-term (annual) incentives, and long-term incentives. Total compensation for Executive Officers can be described as consisting of an average or below-average base salary, an average annual cash incentive opportunity based on performance, and an above-average long-term equity-based incentive opportunity tied to increases in Shareholder value. The Committee believes that this compensation mix is in the best interests of the Shareholders and supports the business and financial objectives of the Company.

     BASE SALARY. Executive Officer base salaries at First Security are managed using a structured approach. Each year, the Company participates in formal third-party compensation surveys that provide compensation statistics from over 175 financial institutions, both independent and affiliated, nationwide. Salary data from these surveys are carefully matched by position and adjusted for institutional size to provide a reliable measure of median executive officer salaries for comparable positions at comparable financial institutions. These market median salaries are used to establish salary ranges within which the Company's Executive Officers' base salaries may be periodically increased based on considerations of performance, experience, and internal equity. (Participants in the two market surveys relied upon most heavily by the Company include 47 of the 50 companies represented in the KBW index that is used in the cumulative stock performance comparison shown in TABLE 7, below.)

     The base salary for each Executive Officer is allowed to vary only within a 23% range determined by the appropriate market median salary for his/her position. One of the Company's key salary administration policies is that the market median represents the MAXIMUM base salary that any Executive Officer can be paid. The Committee believes it is necessary to maintain salaries within the designated ranges through periods of both strong and weak corporate performance if the Company is to attract and retain top quality executives. In times of excellent corporate performance, Executive Officers may receive substantial supplemental rewards through the short-term and long-term incentives.

          CHIEF EXECUTIVE OFFICER SALARY ACTION. The Committee approved an increase of 10.1% in Mr. Eccles' base salary to become effective January 1, 1994. This increase places Mr. Eccles' salary less than 1.0% below the appropriate market median for his position, and this positioning of Mr. Eccles is based on our judgment of his contributions and worth to the Company.

          OTHER NAMED EXECUTIVE OFFICERS. The other four Executive Officers named in TABLE 3 received increases averaging 9.6%, also effective January 1, 1994. This group's salaries are placed, on average, 2.6% below the market medians for these positions. Again these levels were set based on our judgment of these Executive Officers' contributions and worth to the Company.

     SHORT-TERM INCENTIVES. All the named Executive Officers participate in the MANAGEMENT ANNUAL CASH INCENTIVE BONUS PLAN (MACIBP), which pays Executive Officers for achieving pre-set corporate and affiliate financial goals and, in some cases, for achieving specific individual or unit goals. In 1993, the MACIBP corporate performance measurement was divided equally between growth in the Company's NET INCOME and growth in the Company's RETURN ON AVERAGE ASSETS (ROAA). The Committee has approved the continuation of this plan for 1994 without changing the basic design or bonus opportunity levels.

          CHIEF EXECUTIVE OFFICER BONUS. Mr. Eccles is eligible to receive a bonus of up to 75% of his base salary for outstanding performance under MACIBP. Mr. Eccles' bonus is based entirely on his measured achievement levels compared to the two performance measurements listed above. In 1993 the Company significantly exceeded the performance targets established by this Committee for both net income and ROAA, although results fell somewhat short of the maximum award levels defined by the MACIBP. Accordingly, Mr. Eccles' earned a 1993 bonus equal to 80.4% of his maximum bonus opportunity, the bonus amount being entirely

                                      -13-
determined by the relationship of the performance result to the performance target as stipulated by the terms of the MACIBP.

          OTHER NAMED EXECUTIVE OFFICERS. The other named Executive Officers may receive bonuses of up to 65% of their base salaries for outstanding performance under MACIBP. A minimum of 80% of each bonus is derived from some combination of corporate and affiliate net income and corporate ROAA. In 1993, the performance results for each of the named Executive Officers other than Mr. Eccles exceeded the targets established by this Committee in all cases. Accordingly, the other named Executive Officers earned bonuses ranging from 76.3% to 91.4% of their maximum bonus opportunities based on individual and unit performance.

     LONG-TERM INCENTIVES. In 1993, as in the prior four years, the Committee has awarded NON-STATUTORY STOCK OPTIONS (NSO's) as the only long-term incentive award for Executive Officers. The Committee determines the number of NSO's to be granted to approximately 75 Executive Officers and other managers under the Comprehensive Management Incentive Plan (CMIP) (Note: the Shareholders are being asked to approve an increase in the number of shares available under the CMIP Plan, and a cap on the number of shares that may be awarded under the Plan to any single employee, all as described later in this Proxy Statement.) The size of these awards is determined by: 1) using information obtained from the Company's compensation surveys of comparable financial institutions to assign relative award levels between the different grades, or groups; 2) obtaining an approximate value for each option share awarded using the Black-Scholes model; and 3) adjusting the total number of options awarded until the total direct compensation (salary, bonus, and options) of this entire 75 member group approaches the 60th percentile of the appropriate market comparison group. 73 participants, including Mr. Eccles and the other Executive Officers named in TABLE 3, received stock option awards determined by this process.

          REPRICING OF OPTIONS. The Company has never repriced options (other than as a result of stock splits). The Compensation Committee has no such intention at this time.

                                                    Thomas D. Dee II, Chair
                                                    Rodney H. Brady
                                                    U. Edwin Garrison
                                                    G. Frank Joklik
                                                    Arthur K. Smith


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs Garrison, Brady and Joklik, members of the Company's Board of Directors' Compensation Committee, through companies with whom each of these Directors is affiliated, had borrowing and similar credit transactions with one or more of the Company's subsidiary banks during 1993. The terms of each of these transactions is believed by the Company to have been done in the ordinary course of the subsidiary bank's lending business, and on the same or substantially similar terms to other similar loan or credit transactions with unrelated persons. Specifically, Mr. Brady, Mr. Garrison and Mr. Joklik (through affiliated companies) had credit extensions and/or credit commitments during 1993 in excess of $10,000,000 but less than $20,000,000.


             CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS

CREDIT EXTENSIONS

     Most of the Directors and Executive Officers of the Company, members of their immediate families, and corporations and other organizations of which they are affiliates, are borrowers from one or more of the Company's subsidiary banks. During 1993, these persons, firms and corporations have had loan transactions with one or more of these banks, all of which were done in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features to the Company. Specifically, Messrs. Comstock, Cook, Evans, Matthews, McMurray, Nelson, Peterson, Sorenson, Ulbrich and Wilson (or their affiliates) had credit extensions and/or credit commitments during 1993 in excess of $60,000 but less than $500,000; Messrs. Hardy and Watson (or their affiliates) had credit extensions and/or credit commitments of over $500,000 but less than 1,000,000; Mrs. Huntsman (or her affiliates) had credit extensions and/or credit commitments during 1993 in excess of $5,000,000 but less than $10,000,000; Messrs. Brady, Browning, Garrison, Haight, Harris, Joklik and Parker (or their affiliates) had credit extensions and/or credit commitments during 1993 in excess of $10,000,000 but less than $20,000,000; Messrs. Beardall, Bruce, Garff, and Heiner (or their affiliates) had credit extensions and/or credit commitments during 1993 in excess of $20,000,000 but less than $50,000,000; and Mr. Eccles (or his affiliates) had credit extensions and/or credit commitments during 1993 in excess of $50,000,000 but less than $75,000,000. The Company's subsidiary banks expect to continue to have such transactions on similar terms with Directors and Executive Officers and their affiliates in the future.


OTHER TRANSACTIONS

     For 1993, the Company paid approximately $1.2 million in legal fees to a law firm of which Messrs. Watson and Hardy, the Secretary and Assistant Secretary of the Company respectively, are members.

     The Directors and Executive Officers of the Company are required under the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, the Company's equity securities. This is a personal obligation of the Executive Officers and Directors. Based on information provided to the Company by its Directors and Executive Officers, it appears that all Directors and Executive Officers have timely filed these reports during 1993 except Mr. Smith, who was late in filing one report evidencing one transaction.


SEVERANCE AGREEMENTS

          Messrs. Eccles, Evans, King, McMurray, Nelson and Ulbrich have entered into agreements with the Company providing that in the event of a "change of control" of the Company, or the Executive Officer's previous employer if different, if the Executive Officer is terminated without cause; or if the Executive Officer's duties are significantly changed, he is entitled to a special compensation payment equal to 36 multiplied by a calculation of the Executive Officer's then-regular monthly compensation plus his derived monthly bonus compensation. Such agreements are for three (3) year terms with automatic renewals for additional three (3) year renewal terms. These agreements also deal with any other termination of the employment of these officers with the Company, other than retirement. Payments received by these officers under these agreements will be offset by certain other payments to be received by these Executive Officers through other plans maintained by the Company.

          A SEVERANCE PAY PLAN is available to Executive Officers who do not have an employment contract providing benefits for certain involuntary terminations of employment. In case of certain involuntary terminations of employment, the basic benefit payable under this Plan is one week of pay for each year of service, up to a maximum of twenty-six weeks of then-current salary. In the event of a change of control of the Company (as defined in the Plan), the Board has authority to activate a provision to provide for those covered employees who have five or more years of service a benefit equal to two times the regular benefit under the Plan; additionally, certain classes of senior officers may receive an additional one month of compensation for each full $10,000 of compensation for a maximum severance payment of twenty-four months. This Plan is unfunded, and benefits will be paid out of general corporate funds.


           COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK

     Set out in TABLE 7, below, is a five year comparison and graphic display of the relative performance of $100 invested on January 1, 1989 in the Company's Common Stock and the same amount invested on the same day in the NASDAQ Broad Market Index and in the KBW 50 Index, respectively:

                               TABLE 7
           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
       AMONG FIRST SECURITY CORPORATION, THE NASDAQ BROAD MARKET INDEX
                         AND THE KBW 50 INDEX (2)



INDEX                           1988           1989           1990           1991           1992           1993
- - - ------------------------------------------------------------------------------------------------------------------

FIRST SECURITY                100.00         136.06         109.54         200.03         292.63         285.55
CORPORATION

NASDAQ BROAD MKT              100.00         121.24         109.96         165.21         192.10         219.21

KBW 50 INDEX                  100.00         118.91          85.40         135.17         172.23         181.77



(1)  Total Return Assumes Quarterly Reinvestment of Dividends.

(2) The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm specializing in the bank and thrift industry. This index is weighted according to market capitalization and is made up of 50 of the nation's most important banking companies, including all money center and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. Dividends are assumed to be reinvested quarterly. First Security Corporation is included in the KBW 50.

[GRAPHIC]

                        PROPOSALS FOR SHAREHOLDER ACTION

ITEM NO. 1:  ELECTION OF DIRECTORS

     The Executive Committee of the Board serves as the nominating committee for the current Directors. Nominations for election as a Director also will be accepted from the floor by any Shareholder at the 1994 Annual Meeting. While no formal procedure exists with respect to nominations for Director outside of the Annual Meeting other than through the function of the Executive Committee as the Board's own nominating committee, Shareholders are free to write to the Executive Committee, c/o Alonzo Watson, Secretary, 79 South Main Street, Salt Lake City, Utah 84111 with any suggestions concerning nominations to the Board of Directors.

     The persons named in TABLE 8, below, will be placed in nomination by the Board of Directors for election as Directors of the Company at the 1994 Annual Meeting, to serve until the next Annual Meeting or until their successors are elected and qualified. The Bylaws of the Company provide for a Board of Directors of up to 35 members. Twenty-one (21) persons will be nominated by the Executive Committee of the Board for election as Directors at the 1994 Annual Meeting.

     The Company's Board of Directors mourns the death in February 1994 of Elder Marvin J. Ashton, a long time and faithful Director of the Company. Elder Ashton was a pillar of the Salt Lake City business community before his call to full time ecclesiastical service, and he inspired millions worldwide with his sage advice and good humor. His counsel and support wil be greatly missed.

     ALL DULY SIGNED AND DELIVERED PROXIES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW IN THE ABSENCE OF CONTRARY DIRECTION. The Directors know of no reason why any nominee listed below may be unable to serve as a Director. If any nominee is unable to serve, the shares present at the 1994 Annual Meeting through proxies WILL BE VOTED FOR the election of such other person(s) as the Board of Directors may nominate at the Annual Meeting, or the current Directors may conclude to reduce the number of Directors to be elected.


     If all twenty-one (21) nominees, listed below, are elected at the 1994 Annual Meeting, the composition of the new Board will be seventeen (17) Directors whose principal occupation or employment is and has been outside of First Security Corporation, two (2) Directors who are retired First Security Executive Officers, and two (2) Directors who are currently Executive Officers of the Company.

     All of the nominees except Mr. Maloof were elected to their present term of office by a vote of the Shareholders at the 1993 Annual Meeting. Mr. Maloof was elected a Director by action of the Board of Directors in 1993.

     There is set forth below as to each of the twenty-one (21) nominees for election as a Director of the Company, his/her age, the year he/she first became a Director of the Company, his/her principal occupation, his/her business experience during the past five years, other material officerships or directorships in other companies held at this time, and beneficial stock ownership in the Company as of the Record Date. Directors serving on the Executive(*), Audit(+), or Compensation(#) Committees of the Board of Directors are also so identified:

                                     TABLE 8
                              NOMINEES FOR DIRECTOR


*+JAMES C. BEARDALL, 54, has been a Director of the Company since 1989 and is Chairman of the Board's Audit Committee. He is Chairman, President and Chief Executive Officer of Anderson Lumber Company. At year end 1993, Mr. Beardall was the beneficial owner of 900 shares of the Company's Common Stock.

*#RODNEY H. BRADY, 61, has been a Director of the Company since 1985. He is President and Chief Executive Officer of Bonneville International Corporation (broadcasting, radio and television). Mr. Brady is also a Director of Bergen Brunswig Corporation (pharmaceuticals), Smith's Food & Drug Centers, Inc., Flying J, Inc. (integrated oil company), Deseret Mutual Benefit Association (employee benefit insurance) and Management Training Corporation (operator of training centers). At year end 1993, he beneficially owned 25,063 shares of the Company's Common Stock.

JAMES E. BRUCE, 73, has been a Director of the Company since 1983. He was the retired Chairman and Chief Executive Officer of Idaho Power Company. Mr. Bruce is a Director of Idaho Power Company and of Albertsons, Inc. (supermarkets). At year end 1993, Mr. Bruce beneficially owned 10,375 shares of the Company's Common Stock.

*#THOMAS D. DEE II, 73, has been a Director of the Company since 1976, and is Chairman of the Board's Compensation Committee. He is President of The Dee Company (investments). At year end 1993, Mr. Dee beneficially owned 67,500 shares of the Company's Common Stock. (1)

*SPENCER F. ECCLES, 59, has been a Director of the Company since 1967. He is Chairman and Chief Executive Officer of the Company and Chairman of the Executive Committee and of the Management Committee. Mr. Eccles is a Director of ZCMI, Anderson Lumber Company, and Union Pacific Corporation; and at year end 1993, was the beneficial owner of 1,757,438.1 shares of the Company's Common Stock (2), (3) (including 442,438 option shares exercisable within 60 days but not yet exercised and 16,626 shares held in his account in the Company's Incentive Savings Plan), and 63 shares of the Company's Preferred Stock.

*MORGAN J. EVANS, 56, has been a director since 1991. He is President and Chief Operating Officer of the Company and is a member of the Company's Management Committee. At year end 1993, Mr. Evans was the beneficial owner of 162,666 shares of the Company's Common Stock, including 142,427 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 4,864 shares held in his account in the Company's Incentive Savings Plan.

DR. DAVID P. GARDNER, 60, has been a Director of the Company since 1976. He retired as President of the University of California in 1992, and is presently President of the William and Flora Hewlett Foundation and Chairman and Chief Executive Officer of the George S. and Delores Dore Eccles Foundation. Dr. Gardner is also a Director of Fluor Corporation (construction) and of John Alden Financial Corporation. At year end 1993, Dr. Gardner beneficially owned 1,350 shares of the Company's Common Stock. (1), (3)

+KENDALL D. GARFF, 87, has been a Director of the Company since 1962. He is Chairman of Garff Enterprises Inc. (automobile dealerships). At year end 1993, Mr. Garff beneficially owned 5,072 shares of the Company's Common Stock.

#U. EDWIN GARRISON, 66, has been a Director of the Company since 1989. Mr. Garrison is Chairman and a Director of Thiokol Corporation (space propulsion and other modern technologies). Mr. Garrison is also a Director of Questar Corporation (integrated oil and gas company). At year end 1993, he beneficially owned 2,926 shares of the Company's Common Stock.

DAVID B. HAIGHT, 87, has been a Director of the Company since 1983. He is a member of the Quorum of the Twelve of The Church of Jesus Christ of Latter-day Saints, and is a Director of Bonneville International Corporation (broadcasting) and Huntsman Chemical Corporation (plastics). Elder Haight at year end 1993, beneficially owned 1,500 shares of the Company's Common Stock. (4) He is the father of Karen H. Huntsman, also a Director of the Company.

JAY DEE HARRIS, 76, has been a Director of the Company since 1975. He is the President and a Director of Harris Truck and Equipment, Inc. At year end, Mr. Harris beneficially owned 1,125 shares of the Company's Common Stock.

*+ROBERT T. HEINER, 69, has been a Director of the Company since 1981. He is the retired President and Chief Administrative Officer of the Company. Mr. Heiner is a Director of Browning, Inc. (firearms and sporting goods), Flying J, Inc. (integrated oil company), and Management Training Corporation (operator of training centers). At year end 1993, Mr. Heiner was the beneficial owner of 25,000 shares of the Company's Common Stock.

HOWARD W. HUNTER, 86, has been a Director of the Company since 1971. He is President of the Quorum of the Twelve of The Church of Jesus Christ of Latter-day Saints. At year end 1993, Elder Hunter beneficially owned no shares of the Company's Common Stock. (4)

KAREN H. HUNTSMAN, 56, was elected a Director of the Company by the Board of Directors on October 26, 1992. Since 1982 she has been a Director and Executive Officer of Huntsman Chemical Corporation. At year end 1993, Mrs. Huntsman beneficially owned no shares of the Company's Common Stock, but she purchased 5,000 shares in January 1994. Mrs. Huntsman is the daughter of Elder David B. Haight, also a Director of the Company.

#G. FRANK JOKLIK, 66, has been a Director of the Company since 1981. During 1993, Mr. Joklik retired as President and Chief Executive Officer of Kennecott Corporation (mining), but remains as a Director of that company. He is also a director of U.S. Borax, Inc. and Cleveland Cliffs, Inc., both companies engaged in mining and related businesses. At year end 1993, Mr. Joklik beneficially owned no shares of the Company's Common Stock.

B.Z. KASTLER, 73, has been a Director of the Company since 1979. Mr. Kastler is a Senior Director, and is the retired Chairman and Chief Executive Officer of Questar Corporation (integrated oil and gas company). He is also a Director of Mountain Fuel Supply Company (natural gas distribution) and Bonneville International Corporation (broadcasting). At year end 1993, Mr. Kastler beneficially owned 1,000 shares of the Company's Common Stock.

JOSEPH G. MALOOF, 38, was elected a Director of the Company by the Board in 1993 following the merger between the Company and First National Financial Corporation ("FNFC"). Mr. Maloof was a Director of FNFC for a number of years prior to the merger. He is also President and Chief Executive Officer of the Maloof Companies of Albuquerque, New Mexico. (diversified investments in beer distributing, hotels, etc.) At year end 1993, Mr. Maloof beneficially owned 499,964 shares of the Company's Common Stock.

*+SCOTT S. PARKER, 59, has been a Director of the Company since 1985. He is President of Intermountain Health Care, Inc. (integrated health care provider). At year end 1993, Mr. Parker beneficially owned 1,124 shares of the Company's Common Stock.

#DR. ARTHUR K. SMITH, 56, has been a Director of the Company since 1992. He assumed the presidency of the University of Utah in September, 1991. Formerly, Dr. Smith was a senior administrator at the University of South Carolina. He is a Director of American Stores Company (retail grocery and drug stores). At year end 1993, Dr. Smith was the beneficial owner of 200 shares of the Company's Common Stock.

JAMES L. SORENSON, 71, has been a Director of the Company since 1980. He is Chairman and Chief Executive Officer of Sorenson Development, Inc. (holding
company and investments).   At year end 1993, Mr. Sorenson beneficially owned no
shares of the Company's Common Stock.

HAROLD J. STEELE, 80, has been a Director of the Company since 1959. He is also a Director of Anderson Lumber Company, and is married to a cousin of Spencer F. Eccles. At year end 1993, Mr. Steele beneficially owned 109,583 shares of the Company's Common Stock. (5)


     (1) A daughter of Dr. Gardner is married to a son of Mr. Dee.

     (2) Includes 853,233.1 shares of Common Stock as to which Mr. Eccles has power of attorney or is trustee for living and/or deceased family members and has shared voting and investment powers; but does not include 60,750 shares of the Company's Common Stock owned by the Marriner S. Eccles Charitable Trust, as to which Mr. Eccles serves as Director/trustee and disclaims beneficial ownership, and does not include 148,000 shares of the Company's Common Stock owned by a trust which funds the Nora Eccles Treadwell Charitable Trust as to which Mr. Eccles serves as a Director and disclaims beneficial ownership.

     (3) Does not include 1,044,092 shares of the Company's Common Stock held of record by the George S. and Dolores Dore Eccles Foundation as to which Messrs. Eccles and Gardner serve as trustees and disclaim beneficial ownership.

     (4) Does not include any shares of the Company's Common Stock owned by the Company of the President of the Church of Jesus Christ of Latter-Day Saints as to which Elders Ashton, Haight and Hunter disclaim beneficial ownership.

     (5) Includes 96,097 shares of Common Stock owned by Mr. Steele's spouse for which Mr. Steele has voting power, but does not include 60,750 shares of Common Stock of the Company held of record by the Marriner S. Eccles Foundation, of which Mr. Steele is a Director, and as to which shares Mr. Steele disclaims beneficial ownership.



ITEM NO. 2: PROPOSED INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER THE FIRST SECURITY CORPORATION COMPREHENSIVE MANAGEMENT INCENTIVE PLAN AND CAP ON NUMBER OF SHARES THAT MAY BE AWARDED TO ANY SINGLE EMPLOYEE UNDER THE PLAN.

GENERAL

     The First Security Comprehensive Management Incentive Plan (the "CMIP Plan") was first adopted by the Board of Directors in 1989 as a successor and replacement for two previously approved incentive plans. The original 950,000 shares approved for the CMIP Plan in 1989 was increased to 1,750,000 in 1991 by action of the Shareholders. In the interim, two 3-for-2 stock splits in the form of 50% stock dividends have been declared by the Company's Board of Directors, having the aggregate effect on the CMIP Plan of increasing the number of shares available to 3,937,500 shares. Because these shares have been substantially exhausted through incentive awards over the life of the CMIP Plan to date, on February 22, 1994, the Company's Executive Committee by delegation of the Board of Directors amended and restated the CMIP Plan, including, subject to Shareholder approval, an increase of the maximum number of shares that may be awarded under the Plan from 3,937,500 shares to 6,437,500 shares. Moreover, the CMIP Plan was amended, subject to Shareholder approval, to limit the total value of awards that may be granted to a particular participant in order to meet the requirements of new Federal Income Tax legislation dealing with executive officer compensation. The restatement of the CMIP Plan also included a number of changes to bring the administrative operation of the CMIP Plan into line with current procedures and rules applicable to such plans.

     The following description of the CMIP Plan, as amended, does not purport to be complete and is qualified in its entirety by reference to the full text of the CMIP Plan. A copy of the full text of the CMIP Plan, as amended and restated, may be obtained by a Shareholder from the Company by calling 801-246-5266 during normal business hours (9 AM to 5 PM Mountain Time).

DESCRIPTION OF THE CMIP PLAN

     PURPOSE. The purpose of the CMIP Plan is to promote the long-term success of the Company and the creation of incremental shareholder value by (a) encouraging key employees of the Company and its subsidiaries to focus on critical long-range objectives, (b) encouraging the attraction and retention of key employees with exceptional qualifications, and (c) linking the interests of key employees of the Company directly to shareholder interests through increased stock ownership.

     ADMINISTRATION. The CMIP Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors consisting of a sufficient number of disinterested members of the Board of Directors so as to qualify the Committee to administer the CMIP Plan as contemplated by Rule 16b-3 promulgated pursuant to the Exchange Act. The Committee selects the key employees who are to receive awards under the CMIP Plan, determines the amount, vesting requirements and other conditions of such awards, interprets the CMIP Plan, executes agreements setting forth the terms of such awards (each, an "Award Agreement") and makes all other decisions relating to the operation of the CMIP Plan.

     DURATION OF THE CMIP PLAN. The CMIP Plan became effective in 1989 and will remain in effect until 1999, unless earlier terminated by the Company's Board of Directors. Notwithstanding the termination of the CMIP Plan, the CMIP Plan will continue in effect after such termination for purposes of the administration of any award granted prior to the termination of the Plan.

     SHARES SUBJECT TO THE CMIP PLAN. The CMIP Plan provides for the issuance of Incentive Stock Options (the "Incentive Options"), as that term is defined in
Section 422 of the Code (Section 422A before redesignation by the Revenue Reconciliation Act of 1990), nonqualified stock options which are not governed by the provisions of Section 422 of the code ("Nonqualified Options") for shares of Common Stock (the Incentive Options and the Nonqualified Options may be referred to collectively as the "Options"), certain corresponding stock appreciation rights ("SARs"), restricted shares of Common Stock ("Restricted Shares") and other stock based units, described below, or any combination thereof (the various awards are referred to collectively as the "Awards"). The maximum number of Options, Restricted Shares and other stock based awards that may be awarded under the CMIP Plan is currently equal to 3,937,500 shares. THE SHAREHOLDERS ARE ASKED TO APPROVE AN INCREASE IN THIS NUMBER TO 6,437,500 SHARES. If any Options, Restricted Shares or stock units are forfeited or if any Option terminates for any reason before being exercised, then such Options, Restricted Shares or stock units again become available for Awards under the Plan. Notwithstanding the above, if any Options are surrendered because corresponding SARs are exercised, such Options will not become available again for Awards under the CMIP Plan. Any Common Stock issued pursuant to the CMIP Plan may be authorized but unissued shares or treasury shares. Shares of Common Stock to be issued upon the exercise of Awards granted pursuant to the CMIP Plan have been registered with the Commission under a Registration Statement on Form S-8, on file with the Commission. An amendment to this Registration Statement will be filed to cover the additional shares available under the Plan if the amended Plan is approved by the Shareholders.

     In the event of a subdivision of the outstanding shares of the Company's Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of the shares of Common Stock, a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common stock, a recapitalization or similar occurrence (the occurrence of each of which may be referred to as a

 "Capital Change"), the Committee will make appropriate adjustments to the shares subject to the Plan and to then-outstanding Options, Restricted Shares and stock units.

     ELIGIBILITY. Awards may be granted only to employees of the Company and its subsidiaries that the Committee, in its sole discretion, determines to be key employees (the "Key Employees"), including, without limitation, executive officers of the Company who are determined by the Committee to be Key Employees; and may also be granted in the Committee's discretion to outside consultants and advisors to the Company. Members of the Committee are not eligible to participate in the CMIP Plan.

     STOCK OPTIONS. The Committee, in its sole discretion, may grant both Incentive Options and Nonqualified Options from time to time. The Committee has complete authority, subject to the terms of the CMIP Plan, to determine the persons to whom and the time or times at which grants of Options will be made. The CMIP Plan provides that the exercise price of Options, restrictions upon the exercise of Options and restrictions on the transferability of shares issued upon the exercise of Options, will be determined by the Committee in its sole discretion, except that (i) the exercise price of any Incentive Option may not be less than the fair market value of a share of Common Stock as of the date of the grant, (ii) in the case of an Incentive Option granted to any individual who, at the time that the Incentive Option is granted, owns more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "Restricted Shareholder"), the exercise price of such Incentive Option may not be less than 110% of the fair market value, determined pursuant to the CMIP Plan, of a share of Common Stock as of the date on which the Option is granted, and (iii) the exercise price of any Nonqualified Option may be not less than the par value of the Common Stock. The Committee, in its sole discretion, may determine the time or times when each Option vests and becomes exercisable. The term of an Incentive Option, however, may not be more than ten years from the date of grant and the term of any Incentive Option granted to a Restricted Shareholder may not be more than five years from the date of grant. During the lifetime of the employee receiving the Option (the "Optionee"), the Option may be exercisable only by the Optionee and shall not be assignable or transferrable. Each Option will become exercisable in such installments, at such time or times, and is subject to such conditions, as the Committee, in its discretion, may determine at or before the time the Option is granted. The Committee may provide for the accelerated exercisability of an Option in the event of the death, disability or retirement of the Optionee and may provide for expiration of the Option prior to the end of its term in the event of the termination of the Optionee's employment.

     PAYMENT. The exercise price of Options granted under the CMIP Plan is payable at the time of exercise in cash or, in the discretion of the Committee, in shares of Common Stock or other forms approved by the Committee. In the case of an Incentive Option, payment must be made only pursuant to the express provisions with regard to exercise that the Committee determines to include in the applicable Award Agreement. Any payment method approved by the Committee must be consistent with applicable law, regulations and rules as well as the terms and conditions of the Plan.

     STOCK APPRECIATION RIGHTS. In connection with the grant of any Option, the Committee, in its sole discretion, may also grant an SAR, which shall relate to a specific Option granted to the Optionee. Such SAR shall entitle the Optionee to surrender to the Company, unexercised, all or any part of that portion of the Option which then is exercisable and to receive from the Company an amount equal to the difference between the aggregate exercise price of the shares of Common Stock subject to the Option and the fair market value, as determined under the CMIP Plan, of such shares on the date of such exercise. Payment by the Company of any amount owing pursuant to the exercise of an SAR may be made in shares of Common Stock, cash, or any combination of cash and shares, as determined in the sole discretion of the

Committee. The determination of the Committee to include an SAR in an Incentive Option may be made only at the time of the grant of the Incentive Option. The Committee may include an SAR in a Nonqualified Option at the time of the grant, and any time thereafter until six months before the expiration of the Nonqualified Option.

     An SAR may be exercised only to the extent the Option to which it is applicable is exercisable and may not be exercised unless both the SAR and the related Option have been outstanding for more than six months. If, on the date an Option expires, the exercise price of the Option is less than the fair market value of the shares of Common Stock on such date, then any SARs included in such Option shall automatically be deemed to be exercised as of such date with respect to any portion of such Option that has not been exercised or surrendered.

     RESTRICTED STOCK AWARDS. The Committee may grant shares of Common Stock which are subject to vesting conditions as an Award under the CMIP Plan (the "Restricted Shares"). The award of Restricted Shares may be made at any time and for any year of the CMIP Plan. The Restricted Shares shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. The Committee shall select the vesting conditions, which may be based upon the recipient's service and/or performance, the Company's performance, or such other criteria as the Committee may adopt. The Award Agreement may also provide for accelerated vesting in the event of the recipient's death, disability or retirement. A recipient of Restricted Shares, as a condition to the grant of such Restricted Shares, shall be required to pay the Company, in cash, an amount equal to the par value of the Restricted Shares. The holders of Restricted Shares shall have the same voting, dividend and other rights as the Company's other shareholders.

     OTHER STOCK UNIT AWARDS. A stock unit or other similar equity-based award is an unfunded and unsecured bookkeeping entry representing the equivalent of one share of Common Stock which is subject to certain vesting conditions (a "Stock Unit"). Holders of Stock Units have no voting rights or other rights of a shareholder, but are entitled to receive "Dividend Equivalents" in an amount equal to the amount of cash dividends paid on the number of shares of Common Stock represented by the Stock Units while the Stock Units are outstanding. Stock Units and corresponding Dividend Equivalents will be settled at a time determined by the Committee and may be paid, in the discretion of the Committee, in the form of cash, shares of Common Stock or a combination thereof.

     Stock Units may be awarded in combination with Restricted Shares or Nonqualified Options, and the Committee may provide that the Stock Units will be forfeited in the event that the related Nonqualified Options are exercised. No cash consideration shall be required for an award of a Stock Unit. The Committee may grant Stock Units at anytime during the term of the CMIP Plan.
The Committee may, in its sole discretion, select the vesting conditions for each award of a Stock Unit. The vesting conditions may be based upon the recipient's service or performance, the Company's performance, or such other criteria that the Committee may adopt.

     AMENDMENTS TO CMIP PLAN. The Board of Directors may, at any time and for any reason amend or terminate the CMIP Plan. Any amendment to the CMIP Plan, however, is subject to the approval of the Company's Shareholders to the extent required by applicable laws, regulations or rules, and the Plan itself. For example, no increase in the number of shares available under the Plan and no change in the exercise price of outstanding options under the CMIP Plan may be made without Shareholder approval. No amendment, suspension or termination of the CMIP Plan shall affect an Award granted on or prior to the effective date of such amendment.

     GENERAL PROVISIONS. Neither the CMIP Plan nor the grant of any Award thereunder will be deemed to give any individual the right to remain employed by the Company or any of its subsidiaries. The CMIP Plan shall not inhibit the Company's ability to terminate or modify the terms of the employment of any employee at anytime, with or without cause. Participants in the CMIP Plan will have no rights with respect to dividends, voting or any other privileges accorded to the Company's shareholders prior to the issuance of stock certificates for shares of Common Stock. Recipients of Options under the CMIP Plan will have no obligation to exercise such Options. Participants in the CMIP Plan will not have any rights or interest under the Plan in any Option or shares of the Company's Common Stock prior to the grant of an Option, Restricted Share or Stock Unit to such participant.

OUTSTANDING CMIP PLAN AWARDS

     The benefits to be awarded to and received by Executive Officers of the Company under the CMIP Plan, as proposed to be amended, in the future are not presently determinable. Table 9 summarizes the benefits under the CMIP Plan which, upon satisfaction of the applicable vesting, have been and will be received by the five (5) Executive Officers named in Table 3, as well as this information for the broader group of all Executive Officers and all participants under the CMIP Plan:

                                     TABLE 9

NAME                                                 Dollar                Options
                                                     Value (1)             Granted (2)
- - - --------------------------------------------------------------------------------------
Spencer F. Eccles                                    $7,486,174             553,623
Morgan J. Evans                                       2,581,341             213,353
L. Scott Nelson                                       2,721,875             221,576
J. Patrick McMurray                                   1,733,630             139,790
T. Eugene King                                        1,647,363             124,949
All Executive Officers (as a group) (15 persons)      2,723,756             217,953
All Employees who are not Executive Officers (as a   27,883,228           2,590,184
group) (173 persons)

(1) Includes the value of restricted stock on the date such shares vested, the net value realized from options exercised, and the difference (if positive) between the per share value of the Company's Common Stock on March 4, 1994 and the exercise price of outstanding options. The last sale price of the Common Stock on March 4, 1994, as reported on the NASDAQ/NMS was $28.75 per share.

(2) Cancelled and/or repurchased options and shares may be re-awarded under the terms of the Plan. The grants in Table 9 include 143,038 option shares that were awarded and subsequently cancelled, and 550 option shares that were awarded and subsequently repurchased.

                                      -24-
FEDERAL INCOME TAX CONSEQUENCES

     The following tax discussion is a brief summary of federal income tax law applicable to the CMIP Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the CMIP Plan.

     INITIAL GRANT OF OPTIONS AND STOCK APPRECIATION RIGHTS. A recipient of Options, whether Nonqualified Options or Incentive Options, or SARs incurs no income tax liability, and the Company obtains no deduction, from the grant of Options or SARs.

     INCENTIVE STOCK OPTIONS. The holder of an Incentive Option will not be subject to federal income tax upon the exercise of the Incentive Option, and the Company will not be entitled to a tax deduction by reason of such exercise, provided that the holder is still employed by the Company (or terminated employment no longer than three months before the exercise date). Additional exceptions to this exercise timing requirement apply upon the death or disability of the Optionee. A sale of the shares of Common Stock received upon the exercise of an Incentive Option which occurs both more than one year after the exercise of the Incentive Option and more than two years after the grant of the Incentive Option will result in the realization of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price for such shares. Generally, upon a sale or disposition of the shares prior to the foregoing holding requirements (referred to as a "disqualifying disposition"), the Optionee will recognize ordinary compensation income, and the Company will receive a corresponding deduction, equal to the lesser of (i) the excess of the fair market value of the shares on the date of transfer to the Optionee over the exercise price, or (ii) the excess of the amount realized on the disposition over the exercise price.

     The excess of the fair market value of the shares of Common Stock at the time of the exercise of an Incentive Stock Option over the Option price will increase the Optionee's alternative minimum taxable income subject to the alternative minimum tax, unless a subsequent disqualifying disposition occurs in the same taxable year of the Optionee in which the Common Stock was purchased.

     NON-QUALIFIED STOCK OPTIONS. Upon the exercise of a Nonqualified Option, the amount by which the fair market value of the shares of Common Stock on the date of exercise exceeds the exercise price will be taxed to the Optionee as ordinary compensation income. The Company will generally be entitled to a deduction in the same amount, provided it satisfies certain requirements relating to the terms of the option and makes all required wage withholdings on the compensation element attributable to the exercise. In general, the Optionee's tax basis in the shares acquired by exercising a Nonqualified Option is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the Optionee will realize capital gain or loss in an amount equal to the difference between his or her basis in the shares and the sale price.

     RESTRICTED STOCK. The recipient of an award of Restricted Shares will be required to recognize income in the first year that (i) the Restricted Shares become transferable by the recipient, or (ii) the Restricted Shares are not subject to a substantial risk of forfeiture. The various vesting conditions imposed upon the Restricted Shares in the applicable Award Agreement will determine if the Restricted Shares are subject to a substantial risk of forfeiture. The amount of income that must be recognized in connection with a grant of Restricted Shares will be equal to the difference between the fair market value of the Restricted Shares in the year that income is recognized and the value paid by the recipient for the Restricted Shares. The income recognized will be taxed as ordinary income. The tax basis in the Restricted Shares will be the value paid by the recipient plus any income recognized by the recipient.

     A recipient may elect to recognize income in the year he or she receives an award of Restricted Shares even if the Restricted Shares are non-transferable and subject to a substantial risk of forfeiture. The recipient's tax basis in the Restricted Shares will be the value paid by the recipient plus any income recognized by the recipient. By making such election, the recipient can defer recognizing as income the increase in value of the Restricted Shares during such period until the Restricted Shares are sold or transferred. Upon the subsequent sale of any Restricted Shares in a taxable transaction, the recipient will realize capital gain or loss (long-term or short-term, depending on whether the Restricted Shares were held for more than twelve months before the sale) in an amount equal to the difference between his or her basis in the Restricted Shares and the sale price.

     OTHER STOCK UNITS . Upon the exercise of an SAR and/or the payment of Stock Units and corresponding Dividend Equivalents, a participant under the CMIP Plan will recognize ordinary compensation income in the amount of both the cash and the fair market value of the shares of Common Stock received upon the exercise of the SAR or the payment of the Stock Unit and Dividend Equivalent, and generally the Company will be entitled to a corresponding deduction. In the event the participant receives shares of Common Stock upon the exercise of the SAR or the payment of the Stock Unit or Dividend Equivalent, any shares so acquired will have a tax basis equal to their fair market value on the date of such exercise or payment, and the holding period of the shares will commence on the day following that date. Upon a subsequent sale of such shares, the participant will recognize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than twelve months before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

     WITHHOLDING TAX OBLIGATIONS. To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the CMIP Plan will make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The Company will not be required to make such payment or distribution until such obligations are satisfied. The Committee may permit a CMIP Plan participant who exercises a Nonqualified Option to satisfy all or part of his or her withholding tax obligation by having the Company withhold a portion of the Common Stock that otherwise would be issued to the participant under such Nonqualified Option.

PROPOSED AMENDMENTS TO THE CMIP PLAN

     As disclosed earlier, numerous ministerial and stylistic amendments to the CMIP Plan were adopted by the Company's Executive Committee that do not require Shareholder action. Only the increase in the number of Shares available under the CMIP Plan is of such a nature as to require Shareholder approval. This Shareholder-approval amendment is discussed as follows:

     INCREASING THE NUMBER OF SHARES. Currently, the CMIP Plan provides that the aggregate number of Restricted Shares, Stock Units and Stock Options that may be awarded under the CMIP Plan may not exceed 3,937,500 shares. As of January 31, 1994, the Committee had granted Restricted Shares, Stock Units and Options relating to an aggregate of 3,918,317 shares of Common Stock; leaving only 19,183 shares available to be awarded under the CMIP Plan. Following a review of the Awards made under the CMIP Plan to date and the Awards which the Board of Directors believes should be granted in order to achieve the CMIP Plan's stated purposes, the Board of Directors has determined that the number of Restricted Shares, Stock Units and Options currently permitted under the CMIP Plan is insufficient to achieve the purposes of the CMIP Plan. Based upon that determination, the Board of Directors has amended and restated the CMIP Plan to provide for, among other things, an increase in the aggregate number of shares that may be granted under the Plan from 3,937,500 to 6,437,500 shares. The Board of Directors believes that the best interests of the Company will be served by increasing the number of shares available to be awarded under the Plan.

     LIMIT ON THE NUMBER OF SHARES THAT CAN BE AWARDED TO ANY SINGLE PERSON UNDER THE CMIP PLAN. New Section 162(m) of the Internal Revenue Code places a limit of $1 million on the tax-deductibility of compensation paid to individuals listed in the proxy statements of publicly held corporations. Compensation for the individual executives listed in company proxy statements which exceeds $1 million on an individual basis may not be tax-deductible unless it meets certain requirements with respect to being performance-based.

     To ensure that its executive compensation program is in full compliance with the provisions regarding performance-based compensation, the Board of Directors has approved an amendment to the CMIP Plan to establish a specific limit on the number of stock options which may be granted to an individual under the Plan. The individual limit is 20% of the shares authorized and approved for grants under the CMIP Plan. This 20% figure would equal 1,287,500 shares, based on the requested 6,437,500 Share authorization. The Shareholders are being asked to approve this amendment as well as the increase in the number of shares under the Plan.

SHAREHOLDER APPROVAL; EFFECT OF NON-APPROVAL.

      Approval of the amended and restated CMIP Plan, and specifically the increased number of shares and the cap on individual awards, requires that the number of votes cast in favor of the amendments at the Annual Meeting exceed the number of votes cast in opposition to the amendment of the CMIP Plan. Approval of the amended and restated CMIP Plan will not result directly in the grant of any Awards to Executive Officers, Directors, key employees or consultants of the Company. Shareholder approval will, however, increase the number of shares which may be granted as incentive awards under the CMIP Plan and will limit the number of shares that can be awarded under the Plan to any single employee. If the increase in the number of shares available under the CMIP Plan is not approved by the Shareholders, the amended and restated CMIP Plan (including the cap on individual awards) will remain in effect as adopted by the Executive Committee except that the aggregate number of shares will remain at 3,937,500.

CERTAIN INTERESTS OF DIRECTORS

     In considering the recommendation of the Board of Directors with respect to the CMIP Amendments, Shareholders should be aware that the members of the Board of Directors have certain interests which may present them with conflicts of interest in connection with such proposal. As discussed above, all Key Employees, including all current directors who are employees of the Company (Messrs. Eccles and Evans) are eligible to participate in the CMIP Plan.

     The Board of Directors recognizes that adoption of the increase in the number of Shares under the CMIP Plan may benefit such individual Directors of the Company and their successors, but it believes that approval of the additional Shares will strengthen the Company's ability to continue to attract, motivate and retain certain qualified employees and officers. Furthermore, the Board of Directors believes that approval of the CMIP Amendments will advance the interest of the Company and its Shareholders by encouraging Key Employees to make significant contributions to the long-term success of the Company. The Board of Directors believes that the CMIP Amendments are in the best interests of the Company and its Shareholders, and therefore, unanimously recommends a vote FOR the proposal to approve the CMIP Amendments. In considering the foregoing recommendation of the Board of Directors,

Shareholders should be aware that the current members of the Board of Directors own, in the aggregate, approximately 6% of the shares of the Company's issued and outstanding Common Stock, including option shares exercisable within 60 days of the Record Date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE INCREASE IN SHARES AVAILABLE UNDER THE COMPREHENSIVE MANAGEMENT INCENTIVE PLAN AS PROPOSED AND THE CAP ON AWARDS TO ANY SINGLE EMPLOYEE.


                                 OTHER BUSINESS

     Management does not know of any other business to be presented at the Meeting. However, if any other business is presented, it is the intention of the Proxies to vote according to their best judgment with respect to such other business.

     This year, the Company has combined its Annual Report on Form 10-K with its Annual Report to Shareholders, which is being sent to you together with this Proxy Statement. This combined report includes the Company's financial statements and the schedules thereto, and a list describing the exhibits thereto. Any questions regarding the report may be directed to Scott C. Ulbrich, Executive Vice President and Chief Financial Officer, P.O. Box 30006, Salt Lake City, Utah 84130.


                       DEADLINE FOR SHAREHOLDER PROPOSALS

     If any Shareholder wishes to present a proposal for action at the 1995 ANNUAL MEETING of the Shareholders, the Shareholder must comply with applicable Securities and Exchange Commission Regulations, including adequate notice to the Company. Any proposal must be submitted in writing by Certified Mail -- Return Receipt Requested, to First Security Corporation, Attention: Secretary of the Company, 79 South Main Street, Salt Lake City, Utah 84111, on or before December 31, 1994.

FIRST SECURITY CORPORATION    PROXY DESIGNATION           THIS PROXY DESIGNATION
79 SOUTH MAIN STREET         AND INSTRUCTION CARD   AND INSTRUCTION IS SOLICITED
SALT LAKE CITY, UTAH 84111                            BY YOUR BOARD OF DIRECTORS


    The undersigned shareholder of First Security Corporation hereby appoints SPENCER F. ECCLES, MORGAN J. EVANS and ALONZO W. WATSON,JR., or any one or more of them severally or jointly with full power of substitution, the attorneys and agents of the undersigned to vote as proxy with respect to all shares registered in the name of the undersigned, or which the undersigned would be entitled to vote, at the Annual Meeting of the Shareholders of First Security Corporation to be held at the Utah Power & Light Company Auditorium, 40 East First South, Salt Lake City, Salt Lake County, Utah, on Monday the 25th day of April, 1994 at 3:00 p.m. and at all adjournments thereof, provided however, that such vote shall be specified below on the proposals more fully set forth in the First Security Corporation Proxy Statement.

1. ELECTION OF DIRECTORS


            FOR ALL Nominees listed below    WITHOLD AUTHORITY
            (except as marked to the         TO VOTE for all
            contrary below)                  nominees listed below

IMPORTANT
INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                    Dr. David P. Gardner     Karen H. Huntsman
James C. Beardall   Kendall D. Garff         G. Frank Joklik
Rodney H. Brady     U. Edwin Garrison        B. Z. Kastler
James. E. Bruce     David B. Haight          Joseph G. Maloof
Thomas D. Dee II    Jay Dee Harris           Scott S. Parker
Spencer F. Eccles   Robert T. Heiner         Dr. Arthur K. Smith
Morgan J. Evans     Howard W. Hunter         James L. Sorenson
                                             Harold J. Steele

2. AMENDING THE COMPREHENSIVE MANAGEMENT INCENTIVE PLAN.

                       FOR                   AGAINST

             (Continued and to be SIGNED on the other side)

THE SHARES INDICATED ON THIS PROXY INSTRUCTION CARD, WHEN THIS CARD IS PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE ON THE PROXY CARD, THESE SHARES WILL BE VOTED FOR ALL OF THE LISTED NOMINEES FOR DIRECTORS AND FOR ALL PROPOSALS.

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


PLEASE MARK, SIGN, DATE AND RETURN        The undersigned
THIS PROXY INSTRUCTION CARD PROMPTLY      acknowledges receipt of
USING THE ENCLOSED ENVELOPE.              the Proxy Statement and
                                          the 1993 Annual Report,
                                          and executes this Proxy
                                          Instruction card.





                           Dated________________________________ , 1994


                                _______________________________________

                                Signature of Shareholder

                                _______________________________________

                              Signature of Shareholder

            NOTE: (a) Proxy instruction cards for shares registered
                      in the names of joint tenants must be signed by each of the joint owners or by the survivor of them as such.
                  (b) When signing as attorney, executor,
                      administrator or guardian, please give
                      your full title as such.
                  (c) Proxy instruction cards for shares registered in the names of trustees must be signed by
                      all trustees or by one trustee as co-trustee for self and other trustees.